                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant toss.240.14a-12

                             ARCH CAPITAL GROUP LTD.
            --------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]       No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction: $

     5)   Total fee paid: $

[ ]       Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)       Amount Previously Paid:

          2)       Form, Schedule or Registration Statement No.:

          3)       Filing Party:

          4)       Date Filed:

                      [ARCH CAPITAL GROUP LTD. LETTERHEAD]





                                                       April 30, 2001


Dear shareholder:

         I am pleased to invite you to the annual meeting of the shareholders of Arch Capital Group Ltd. on June 7, 2001, at 4:00 p.m. (local time), at our executive offices located at 20 Horseneck Lane, Greenwich, Connecticut 06830.

         At the annual meeting you will be asked to re-elect three directors to our board of directors and to approve the selection of our independent accountants. In addition, you will be asked to elect directors to the boards of directors of our non-U.S. subsidiaries.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, please sign the enclosed proxy card and mail it promptly in the enclosed envelope.

                                                    Sincerely,



                                                    [signature logo]
                                                    Robert Clements
                                                    Chairman of the Board

                             ARCH CAPITAL GROUP LTD.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


Time:    4:00 p.m. (local time)

Date:    June 7, 2001

Place:   Arch Capital Group Ltd.
         20 Horseneck Lane
         Greenwich, Connecticut  06830

Purpose:

         To consider and vote on the following proposals:

         o To re-elect three directors to serve for a term of three years or until their respective successors are elected and qualified.

         o To ratify the selection of PricewaterhouseCoopers as independent accountants for the fiscal year ending December 31, 2001.

         o To elect directors to the boards of directors of our non-U.S. subsidiaries.

         To conduct other business if properly raised.

         Only shareholders of record as of the close of business on April 26, 2001 may vote at the meeting.

         YOUR VOTE IS VERY IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY.



                                                  [signature logo]
                                                  Louis T. Petrillo
                                                  Senior Vice President, General
                                                  Counsel and Secretary

Greenwich, Connecticut
April 30, 2001

                                 PROXY STATEMENT
                             ARCH CAPITAL GROUP LTD.

                               THE ANNUAL MEETING

         WE ARE FURNISHING THIS PROXY STATEMENT TO HOLDERS OF OUR COMMON SHARES IN CONNECTION WITH THE SOLICITATION OF PROXIES BY OUR BOARD OF DIRECTORS AT THE ANNUAL MEETING, AND AT ANY ADJOURNMENTS AND POSTPONEMENTS OF THE MEETING. WE ANTICIPATE MAILING PROXY MATERIALS AND OUR ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 ON OR ABOUT MAY 11, 2001.

TIME AND PLACE

         The annual meeting of Arch Capital Group Ltd. will be held at 4:00 p.m. (local time) on June 7, 2001 at our executive offices located at 20 Horseneck Lane, Greenwich, Connecticut 06830.

PROPOSALS

         At the annual meeting, our shareholders will consider and vote on the following proposals:

         o To re-elect three directors to serve for a term of three years or until their respective successors are elected and qualified.

         o To ratify the selection of PricewaterhouseCoopers as independent accountants for the fiscal year ending December 31, 2001.

         o To elect directors to the boards of directors of our non-U.S. subsidiaries.

RECORD DATE; VOTING AT THE ANNUAL MEETING

         The board of directors has fixed the close of business on April 26, 2001 as the record date for determination of the shareholders entitled to notice of and to vote at the annual meeting and any and all postponements or adjournments of the meeting. On the record date, there were approximately 12,828,879 shares outstanding and entitled to vote, which were held by approximately 37 holders of record and approximately 1,768 beneficial holders. A shareholder may vote in person or by a properly executed proxy on each proposal put forth at the annual meeting. Except as provided below, every shareholder of record owning common shares will be entitled to one vote for each common share registered in such shareholder's name.

LIMITATION ON VOTING

         Under our bye-laws, if the votes conferred by the Controlled Shares of any person would otherwise represent more than 9.9% of the voting power of all common shares, the votes conferred by the Controlled Shares of such person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares of such person will constitute 9.9% of the total voting power of all common shares.

         "CONTROLLED SHARES" in reference to any person means:

         (i) all shares of Arch Capital Group Ltd. directly, indirectly or constructively owned by such person within the meaning of
               Section 958 of the Internal Revenue Code of 1986; and

         (ii) all shares of Arch Capital Group Ltd. directly, indirectly or constructively owned by such person or any other person of which such first person is part of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; provided that this clause (ii) will not (1) restrict the ability of any person to vote any shares that were (x) converted from shares of Arch Capital Group (U.S.) Inc. owned by such person on September 8, 2000 as described in any
                  Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date or (y) issued upon exercise of warrants owned by such person on September 8, 2000 as described in any Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date, which warrants were assumed by Arch Capital Group Ltd. upon consummation of the reorganization, provided that the voting power conferred by the Controlled Shares of such person will not in any event exceed the greater of (a) the voting power of such Controlled Shares after giving effect to the reduction required by our bye-laws as described above and (b) the voting power of the Controlled Shares so converted without giving effect to such reduction, or (2) apply to any person or group that the board, by the affirmative vote of at least seventy-five percent (75%) of the entire board, may exempt from the provisions of this clause (ii).

         The limitations contained above will not restrict the ability of any person to vote with respect to any matter other than the election of directors any shares that were (x) converted from shares of Arch Capital Group (U.S.) Inc. owned by such person on September 8, 2000 as described in any Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date or (y) issued upon exercise of warrants owned by such person on September 8, 2000 as described in any Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date, which warrants were assumed by Arch Capital Group Ltd. upon consummation of the reorganization, provided that the voting power conferred by the Controlled Shares of such person will not in any event exceed the greater of (a) the voting power of such Controlled Shares after giving effect to the reduction required by our bye-laws as described above and (b) the voting power of the Controlled Shares so converted without giving effect to such reduction.

         Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the board may make such final adjustments to the aggregate number of votes conferred by the Controlled Shares of any person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all common shares of Arch Capital Group Ltd.

QUORUM; VOTES REQUIRED FOR APPROVAL

         The presence in person or by properly executed proxy of two or more persons representing a majority of our common shares outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum. If a quorum is not present, the annual meeting may be adjourned from time to time until a quorum is obtained.

         The election of directors will be determined by a plurality of the votes cast. The affirmative vote of a majority of the shares represented at the annual meeting will be required for the ratification of the selection of PricewaterhouseCoopers as independent accountants for the fiscal year ending December 31, 2001. The election of directors of our non-U.S. subsidiaries will be determined by a plurality of the votes cast.

         Several of our officers and directors will be present at the annual meeting and available to respond to questions. Our independent accountants are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         An automated system administered by our transfer agent will tabulate votes cast by proxy at the annual meeting, and our transfer agent will tabulate votes cast in person. Abstentions and broker non-votes (I.E., shares held by a broker which are represented at the annual meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists. Abstentions and broker non-votes will generally not be counted for any other purpose, except that abstentions with respect to any proposal other than the election of directors will have the same effect as negative votes.

VOTING AND REVOCATION OF PROXIES

         All shareholders should complete, sign and return the enclosed proxy card. All common shares represented at the annual meeting by properly executed proxies received before or at the annual meeting, unless those proxies have been revoked, will be voted at the annual meeting, including any postponement or adjournment of the annual meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of the nominees to the board of directors, the selection of PricewaterhouseCoopers as independent accountants for the fiscal year ending December 31, 2001, and approval of the nominees to the boards of directors of our non-U.S. subsidiaries.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

         o filing, including by facsimile, with the Secretary of the company, before the vote at the annual meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, or

         o     attending the annual meeting and voting in person.

         In order to vote in person at the annual meeting, shareholders must attend the annual meeting and cast their vote in accordance with the voting procedures established for the annual meeting. Attendance at an annual meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual meeting to Arch Capital Group Ltd., at our executive offices located at 20 Horseneck Lane, Greenwich, Connecticut 06830, facsimile: (203) 861-7240, Attention: Secretary.

SOLICITATION OF PROXIES

         Proxies are being solicited by and on behalf of the board of directors. We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitations. We will pay MacKenzie Partners, Inc. fees of not more than $4,500 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.

OTHER MATTERS

         As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the annual meeting, other than as described in this proxy statement. If any other matters shall properly come before the annual meeting or any adjournments or postponements of the annual meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our board of directors and management.

REORGANIZATION

         On November 8, 2000, following shareholder approval, we completed an internal reorganization pursuant to which our predecessor, Arch Capital Group (U.S.) Inc. ("Arch-U.S."), a Delaware company, became a wholly owned subsidiary of Arch Capital Group Ltd. ("ACGL"), a Bermuda company. Following the reorganization, ACGL performs the holding company functions previously conducted by Arch-U.S., and the shareholders of Arch-U.S. have become the shareholders of ACGL. In this document, "we," "us," "our" and the "company" refer to Arch-U.S. for the period before November 8, 2000 and to ACGL thereafter.

                              ELECTION OF DIRECTORS

         The board of directors of Arch Capital Group Ltd. is currently comprised of nine members divided into three classes serving staggered three-year terms. The board of directors intends to present for action at the annual meeting the re-election of Robert Clements, Michael P. Esposito, Jr. and Mark D. Mosca, whose present terms expire this year, to serve as Class III Directors for a term of three years or until their successors are duly elected and qualified.

         Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.

NOMINEES

         Set forth below is information regarding the nominees for election:

NAME                                 AGE     POSITION
----                                 ---     --------
Robert Clements.................     68      Chairman and Class III Director
Michael P. Esposito, Jr.........     61      Class III Director
Mark D. Mosca...................     47      Class III Director

         Robert Clements was elected chairman and director of the company at the time of our formation in March 1995. From March 1996 to February 2001, he was an advisor to MMC Capital, Inc., with whom he served as chairman and chief executive officer from January 1994 to March 1996. Prior thereto, he served as president of Marsh & McLennan Companies, Inc. since 1992, having been vice chairman during 1991. He was chairman of J&H Marsh & McLennan, Incorporated (formerly Marsh & McLennan, Incorporated), a subsidiary of Marsh & McLennan Companies, Inc., from 1988 until March 1992. He joined Marsh & McLennan, Ltd., a Canadian subsidiary of Marsh & McLennan Companies, Inc., in 1959. Mr. Clements is a director of XL Capital Ltd, Annuity and Life Re (Holdings), Ltd. and Stockton Reinsurance Limited. He is chairman of the Board of Trustees of The College of Insurance and a member of Rand Corp. President's Council.

         Michael P. Esposito, Jr. has been a director of the company since September 1995. Mr. Esposito has been a director of XL Capital Ltd since 1986, serving as chairman of the board since April 1995, and was co-chairman of Inter-Atlantic Capital Partners from June 1995 to December 31, 2000. Mr. Esposito served as chief corporate control, compliance and administrative officer of The Chase Manhattan Corporation from 1991 to June 1995, having previously served as executive vice president and chief financial officer from 1987 to 1991. Mr. Esposito also currently serves as a director of Forest City Enterprises and Annuity and Life Re (Holdings), Ltd.

         Mark D. Mosca has been a director of the company since June 1995, was president from June 1995 to May 5, 2000 and chief executive officer from March 1998 to May 5, 2000. From May 1993 to June 1995, he was senior vice president and chief underwriting officer of Zurich Reinsurance Centre Holdings, Inc. From February 1986 to May 1993, Mr. Mosca served as vice president of NAC Re Corporation, where he was manager of its treaty division. From 1975 to 1986, Mr. Mosca was employed by General Reinsurance Corporation where he was a vice president.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

         The following individuals are our continuing directors and executive officers:


                                                                      TERM
NAME                     AGE    POSITION                              EXPIRES*
----                     ---    --------                              --------
Peter A. Appel........     39   President, Chief Executive
                                   Officer and Class II Director      2003
W. Marston Becker.....     48   Class I Director                      2002
Lewis L. Glucksman....     75   Class II Director                     2003
Ian R. Heap...........     75   Class II Director                     2003
Thomas V. A. Kelsey...     68   Class I Director                      2002
Robert F. Works.......     53   Class I Director                      2002
Debra M. O'Connor.....     41   Senior Vice President, Controller
                                   and Treasurer                     --
Louis T. Petrillo.....     35    Senior Vice President, General
                                    Counsel and Secretary            --

-----------

*      Indicates expiration of term as a director of the company.

         Peter A. Appel has been president and chief executive officer of the company since May 5, 2000 and a director of the company since November 1999. He was executive vice president and chief operating officer of the company from November 1999 to May 5, 2000, and general counsel and secretary of the company from November 1995 to May 5, 2000. Mr. Appel previously served as a managing director of the company from November 1995 to November 1999. From September 1987 to November 1995, Mr. Appel practiced law with the New York firm of Willkie Farr & Gallagher, where he was a partner from January 1995. He holds an A.B. degree from Colgate University and a law degree from Harvard University.

         W. Marston Becker has been chairman of Hales since July 2000 and a director of the company since February 26, 2001. From 1996 to November 1999, Mr. Becker was chairman of the board and chief executive officer of Orion Capital Corporation, which was sold to Royal & SunAlliance in November 1999. He served as vice chairman and a director of Royal & SunAlliance, USA until December 2000. Before joining Orion in 1994 as president and chief executive officer of its subsidiary, DPIC Companies, Mr. Becker was president and chief executive officer of McDonough Caperton Insurance Group. Prior to joining McDonough Caperton in 1978, Mr. Becker started his career with the public accounting firm of Ernst & Young. Mr. Becker is a director of Trenwick Group Ltd. and McJunkin Corporation of Charleston, and also serves as an Advisory Board member of the Conning Funds, American Security Partners and International Catastrophe Insurance Managers, LLC (Icat.com).

         Lewis L. Glucksman has been a director of the company since November 1995. Mr. Glucksman is currently an advisory director of Salomon Smith Barney Holdings Inc. (formerly Smith Barney Inc.), with whom he served as vice chairman from 1988 to 1998. Prior thereto, he was chairman of Glucksman & Company, a private investment banking firm, which he founded in 1984. From 1963 to 1984, Mr. Glucksman was associated with Lehman Brothers Inc. and its successor company Lehman Brothers Kuhn Loeb, Inc., serving in various positions, including as chairman and chief executive officer from 1983 to 1984, president from 1981 to 1983, and chief operating officer from 1976 to 1983. From 1976 to 1984, he was a commissioner of the Port Authority of New York and New Jersey. Mr. Glucksman is a trustee and member of the finance and executive committees of New York University.

         Ian R. Heap has been a director of the company since September 1995. Mr. Heap has been a director of XL Capital Ltd since 1987 and was chairman of the board of XL Capital from 1988 to 1992. He was president and chief executive officer of XL Capital and XL Insurance Ltd. from 1987 to 1988. From 1992 to 1993, he served as president and chief executive officer of Mid Ocean Reinsurance Company Ltd. Mr. Heap served as president and chief executive officer of XL America, Inc. and XL Insurance Company of New York, Inc. from 1998 until June 1999.

         Thomas V. A. Kelsey has been a director of the company since September 1996. Mr. Kelsey was the president and chief executive officer of School, College and University Underwriters, Ltd. ("SCUUL"), a Bermuda-domiciled reinsurance company, from 1993 to May 1998. Prior to joining SCUUL, he served at Chubb & Son Inc. and The Chubb Corporation since 1954 in various capacities, including executive vice president and chief underwriting officer.

         Robert F. Works has been a director of the company since June 1999. Mr. Works is currently a managing director of Jones Lang LaSalle (formerly LaSalle Partners). He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the property management and investment management teams of the eastern region of the United States. Mr. Works is also manager for the Times Square Development Advisory and Chelsea Piers Lease Advisory on behalf of New York State and the president of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority.

         Debra M. O'Connor has been senior vice president, controller and treasurer of the company since June 9, 2000. From 1995 to June 9, 2000, Ms. O'Connor was senior vice president and controller of the company's reinsurance subsidiary. From 1986 until 1995, Ms. O'Connor served at NAC Re Corp. in various capacities, including vice president and controller. Prior to that, Ms. O'Connor was employed by General Re and the accounting firm of Coopers & Lybrand. Ms. O'Connor is a certified public accountant. She holds a B.S. degree from Manhattan College.

         Louis T. Petrillo has been senior vice president, general counsel and secretary of the company since May 5, 2000. From 1996 until May 5, 2000, Mr. Petrillo was vice president and associate general counsel of the company's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

         The board of directors met five times during 2000 and took action by unanimous written consent three times. The board of directors has established standing audit, compensation, executive, stock awards and acquisition committees. The board of directors has no standing nominating committee. Each director attended 75% or more of all meetings of the board and any committees on which the director served during fiscal year 2000, except Mr. Kelsey who attended approximately 60% of such meetings.

         AUDIT COMMITTEE

         The audit committee of the board of directors is currently composed of Lewis L. Glucksman (chairman), Thomas V. A. Kelsey and Robert F. Works. The audit committee reviews our annual financial statements and other financial information provided to shareholders with the independent accountants and the practices and procedures adopted by us in the preparation of such financial statements and information. The audit committee submits recommendations to the board of directors with respect to the selection of independent accountants and reviews the independent accountants' annual scope of audit. The audit committee is required to meet at least annually with such accountants. The audit committee also reviews our claims and claims expense reserves, methodology and process, and the systems of internal controls, policies and procedures established by our management. The audit committee met two times during 2000.

         COMPENSATION COMMITTEE

         The compensation committee of the board of directors is currently composed of Michael P. Esposito, Jr. (chairman), Ian R. Heap and Robert F. Works. The compensation committee has the authority to fix the compensation of our president and approve the compensation of our senior executives. The compensation committee reviews the general compensation policies and practices followed by us and our subsidiaries and administers our benefit plans. The compensation committee is required to report to the board of directors at least annually and whenever the board may require. Members of the compensation committee, while holding such office and within the previous year (except as expressly approved by our shareholders), may not receive any award under any compensation or other benefit plan that the compensation committee administers. The compensation committee met two times during 2000.

         EXECUTIVE COMMITTEE

         The executive committee of the board of directors is currently composed of Robert Clements (chairman), Peter A. Appel and Michael P. Esposito, Jr. The executive committee may exercise all the powers and authority of the board of directors, when it is not in session, in the management of our business and affairs. Except as expressly authorized by the board of directors and permitted by law, the executive committee does not have authority to (1) amend our bylaws,
(2) declare a dividend, (3) elect or remove our officers, (4) authorize the issuance of shares of our capital stock or (5) authorize the disposition or acquisition of businesses or subsidiaries. The executive committee reports periodically to the board of directors as to actions it has taken. The executive committee acted by unanimous consent one time during 2000.

         STOCK AWARDS COMMITTEE

         The stock awards committee of the board of directors is currently composed of Ian R. Heap (chairman) and Robert F. Works. The stock awards committee has the authority to administer the terms of our stock incentive plans and makes grants of stock-based compensation. The stock awards committee met one time during 2000.

         ACQUISITION COMMITTEE

         The acquisition committee of the board of directors is currently composed of Peter A. Appel, W. Marston Becker, Robert Clements, Michael P. Esposito, Jr. and Mark D. Mosca. The acquisition committee reviews and approves proposed acquisitions for the company and, in appropriate cases, reviews and recommends possible acquisition opportunities for approval by the board of directors. The acquisition committee was formed in March 2001 and therefore did not meet in 2000.

COMPENSATION AND STOCK AWARDS COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

         The compensation committee of our board of directors currently consists of Michael P. Esposito, Jr. (chairman), Ian R. Heap and Robert F. Works, and the stock awards committee currently consists of Messrs. Heap (chairman) and Works. None of the members of the committees are or have been officers or employees of the company. In addition, no executive officer of the company served on any board of directors or compensation committee of any entity (other than the company) with which any member of our board serves as an executive officer. Messrs. Esposito and Heap are directors of XL Capital Ltd, which was our largest shareholder prior to our repurchase of XL Capital's interest in us on March 2, 2000. Mr. Clements, the chairman of our board of directors, is also a director of XL Capital Ltd. Please refer to "Certain Relationships and Related Transactions" below for a description of the share repurchase and certain other transactions between us and XL Capital.

                             EXECUTIVE COMPENSATION

         The following table sets forth information regarding compensation paid to our executive officers for services rendered during fiscal years 2000, 1999 and 1998.

SUMMARY COMPENSATION TABLE



                                                                                 LONG TERM COMPENSATION
                                                                           ---------------------------------
                                             ANNUAL COMPENSATION                   AWARDS            PAYOUTS
                                       ----------------------------------  -----------------------  --------
                                                                           RESTRICTED
                                                             OTHER ANNUAL     SHARE     SECURITIES  LTIP         ALL OTHER
NAME AND PRINCIPAL                                           COMPENSATION   AWARD(S)    UNDERLYING  PAYOUTS    COMPENSATION
POSITION                       YEAR   SALARY($)  BONUS($)        ($)         ($)(1)    OPTIONS (#)     ($)        ($)(2)
---------------------------    ----   ---------  --------        ---         ------    -----------     ---        ------
Peter A. Appel..........     2000      375,000    500,000                   756,250      100,000                    49,711(4)
President, Chief Executive   1999      375,000    250,000        --             --         --           --          51,339
Officer and Director(3)      1998      302,000    210,000        --             --        62,800        --          35,596

Debra M. O'Connor.......     2000      170,000    118,000        --             --        10,000        --          19,800(4)
Senior Vice President,
Controller and Treasurer(3)

Louis T. Petrillo.......     2000      174,000    120,000        --             --        10,000        --          19,932(4)
Senior Vice President,
General Counsel and
Secretary(3)


 (1) As of December 31, 2000, an aggregate of 50,000 unvested restricted shares, with an aggregate value of $750,000 were held by Peter Appel. These restricted shares vest in three equal annual installments commencing on January 1, 2001. An aggregate of 40,000 restricted shares vested to the named executive officers from 1996 through 2000. During the vesting period, cash dividends (if any) would be paid on outstanding shares of restricted stock. Stock dividends issued with respect to such shares (if any) would be subject to the same restrictions and other terms and conditions that apply to restricted shares with respect to which such dividends are issued. On January 30, 2001, Mr. Appel was granted 50,000 restricted shares (see "--Report of Compensation and Stock Awards Committees of the Board of Directors--CEO Compensation") and Mr. Petrillo was granted 5,000 restricted shares. These shares vest in four equal annual installments commencing on January 30, 2002.

(2) Includes: (1) matching contributions under an employee 401(k) plan in the amounts of (A) $6,310, $7,200 and $7,200 to Mr. Appel for 2000, 1999 and 1998, respectively; and (B) $6,070 and $6,310 to Ms. O'Connor and Mr. Petrillo, respectively, for 2000; (2) pension contributions under a money purchase pension plan in the amounts of (A) $13,190, $12,370 and $10,064 to Mr. Appel for 2000, 1999 and 1998, respectively; and (B) $13,190 to each of Ms. O'Connor and Mr. Petrillo for 2000; (3) contributions to Mr. Appel under an executive supplemental non-qualified savings and retirement plan in the amounts $29,725, $31,175 and $17,738 for 2000, 1999 and 1998, respectively; and (4) term life insurance premiums in the amounts of (A) $486, $594 and $594 to Mr. Appel for 2000, 1999 and 1998, respectively; (B) $540 to Ms. O'Connor for 2000; and (C) $432 to Mr. Petrillo for 2000.

(3) On May 5, 2000, Mr. Appel, formerly executive vice president, chief operating officer and general counsel of the company, replaced
         Mark Mosca as president and chief executive officer. See "--Employment Agreements and Termination of Employment Arrangements" and "--Change in Control Arrangements." On June 9, 2000,
         Ms. O'Connor, formerly senior vice president and controller of the company's reinsurance subsidiary, became senior vice president, controller and treasurer of the company. On May 5, 2000, Mr. Petrillo, formerly vice president and associate general counsel of the company's reinsurance subsidiary, became senior vice president, general counsel and secretary of the company.

(4) See "--Change in Control Arrangements" for a description of certain payments made upon the closing of the sale of our reinsurance operations.

         The following table provides information regarding grants of stock options made during fiscal year 2000 to each of the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR


                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                              ASSUMED ANNUAL RATES OF STOCK
                                                                                                   PRICE APPRECIATION
                                               INDIVIDUAL GRANTS                                   FOR OPTION TERM (3)
                             ------------------------------------------------------------     ------------------------------
                               NUMBER OF       % OF TOTAL
                              SECURITIES         OPTIONS
                              UNDERLYING       GRANTED TO
                                OPTIONS       EMPLOYEES IN     EXERCISE OR
                                GRANTED          FISCAL        BASE PRICE     EXPIRATION
            NAME                 (#)(1)          YEAR(2)          ($/SH)           DATE            5%              10%
            -----                ------          -------      -------------        -----         ------          -----
Peter A. Appel..........       100,000             75.0%           $15.125      4/24/10          $951,203        $2,410,535

Debra M. O'Connor.......        10,000             7.5%             16.00        5/5/10           100,623           254,999

Louis T. Petrillo.......        10,000             7.5%             16.00        5/5/10           100,623           254,999

-----------

(1) Mr. Appel's options were immediately exercisable upon grant, and Ms. O'Connor's and Mr. Petrillo's options will vest in four equal annual installments commencing on May 5, 2001. On January 30, 2001, unvested options to purchase 10,000 common shares at $15.00 per share (the market price of our common shares on that date) were granted to each of Ms. O'Connor and Mr. Petrillo. These options vest in four equal annual installments commencing on January 30, 2002.

(2) Pursuant to applicable SEC rules, percentages listed are based on options to purchase a total of 134,000 common shares granted to employees during fiscal year 2000. Calculations do not include options to purchase an aggregate of 12,000 common shares granted to our non-employee directors in fiscal year 2000.

(3) Potential realizable value is calculated based on an assumption that the fair market value of our common shares appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant until the end of the option term. The 5% and 10% assumed rates are mandated by the SEC for purposes of calculating realizable value and do not represent our estimates or projections of future share prices.

         The following table provides information regarding the number and value of options held by each of our named executive officers as of December 31, 2000. No options were exercised by any executive officer during 2000.

AGGREGATED 2000 FISCAL YEAR-END OPTION VALUES


                                            NUMBER OF SECURITIES                    VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                             DECEMBER 31, 2000                      DECEMBER 31, 2000(1)
                                  ----------------------------------------  -------------------------------------


              NAME                   EXERCISABLE          UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE

Peter A. Appel................         265,800                     --              --                  --
Debra M. O'Connor.............          34,000                 10,000              --                  --
Louis T. Petrillo............           27,800                 10,000              --                  --

(1) For purposes of the above table, none of the options held by our executive officers were "in-the-money" at December 31, 2000 because the exercise price of these options exceeded the market price of our common shares on such date.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

         Mr. Appel's terms of employment provide for an annual base salary of $375,000. The salary is subject to review annually for increase at the discretion of the board. Mr. Appel is eligible to receive an annual cash bonus and stock-based awards at the discretion of the board and to participate in our employee benefit programs. The company or Mr. Appel may terminate his employment at any time. On April 24, 2000, in connection with his retention as president and chief executive officer, we granted Mr. Appel 50,000 restricted shares, which vest in three equal annual installments commencing on January 1, 2001, and immediately exercisable stock options to purchase 100,000 common shares at $15.125 per share (the closing market price on the grant date). On January 30, 2001, Mr. Appel was granted 50,000 restricted shares for performance during 2000, which shares vest in four equal annual installments commencing on January 30, 2002. See "--Summary Compensation Table," "--Option Grants in Last Fiscal Year," and "--Report of Compensation and Stock Awards Committees of the Board of Directors--CEO Compensation."

         Ms. O'Connor's terms of employment provide for an annual base salary of $185,000. The salary is subject to review annually for increase at the discretion of the board. The target rate for the annual cash bonus for Ms. O'Connor is 40% of her annual base salary. Ms. O'Connor is eligible to receive an annual cash bonus and stock-based awards at the discretion of the board and to participate in our employee benefit programs. The company or Ms. O'Connor may terminate her employment at any time. See "--Summary Compensation Table" and "--Option Grants in Last Fiscal Year" for stock-based compensation awarded to Ms. O'Connor during 2000.

         Mr. Petrillo's terms of employment provide for an annual base salary of $200,000. The salary is subject to review annually for increase at the discretion of the board. The target rate for the annual cash bonus for Mr. Petrillo is 50% of his annual base salary. Mr. Petrillo is eligible to receive an annual cash bonus and stock-based awards at the discretion of the board and to participate in our employee benefit programs. The company or Mr. Petrillo may terminate his employment at any time. Our agreement with Mr. Petrillo provides that if his employment is terminated without cause or constructively terminated before May 5, 2001, he will be entitled to receive 1.5 times his annual base salary and target annual bonus (in addition to a pro rated portion of his salary and target annual bonus for the year in which he is terminated) unless he is entitled to receive payments under the change of control agreement described under "--Change in Control Arrangements." See

"--Summary Compensation Table" and "--Option Grants in Last Fiscal Year" for stock-based compensation awarded to Mr. Petrillo during 2000.

         Upon the sale of our reinsurance operations to Folksamerica Reinsurance Company on May 5, 2000, Mr. Appel replaced Mark Mosca as president and chief executive officer of our company. For services provided through May 5, 2000, Mr. Mosca received $160,000 in base salary. In connection with the asset sale, Mr. Mosca received the payments described below under "--Change in Control Agreements." Mr. Mosca has continued to serve as a director on our board.

         On June 9, 2000, Paul Malvasio resigned as a managing director, chief financial officer and treasurer of both the company and the company's reinsurance subsidiary. For services provided through June 9, 2000, Mr. Malvasio received $137,000 in base salary. In connection with the asset sale, Mr. Malvasio received the payments described below under "--Change in Control Agreements."

CHANGE IN CONTROL ARRANGEMENTS

         Our board of directors adopted change in control severance arrangements for our executive officers and other employees in November 1996, and approved certain amendments in February 1999, in order to encourage our employees to focus more effectively on our interests in connection with a potential change in control. These arrangements were intended to decrease the risk that our employees will terminate their employment with us or otherwise be distracted in the event of a change in control.

         The sale of our reinsurance operations to Folksamerica constituted a change in control for purposes of our change in control and other benefit and employment arrangements. Under these arrangements, all unvested stock options and restricted shares held by our employees and the members of our board of directors (other than Mr. Clements) vested in connection with the asset sale. Please refer to the sections entitled "--Aggregated 2000 Fiscal Year-End Option Values" and "Security Ownership of Certain Beneficial Owners and Management" for information regarding the options and restricted shares held by our executive officers and directors. In addition, the following payments were made to our executive officers upon closing of the asset sale: Mark D. Mosca, $2,716,714; Peter A. Appel, $1,476,563; Paul J. Malvasio, $1,220,625; and Debra M. O'Connor, $475,440. These amounts were equal to a specified multiple of the sum of such executive officer's annual base salary and target annual bonus (or, in the case of Mr. Mosca, a notional target amount equal to 100% of his annual base salary). The specified multiple was 2.99 for Mr. Mosca, 2.25 for Messrs. Appel and Malvasio, and 2.0 for Ms. O'Connor. Such payments did not exceed an amount that would trigger the payment of excise taxes, and were not subject to mitigation in the event that such officer receives any compensation from other employment following his termination. In addition, a prorated portion of the following executive officer's target annual bonus (or, in the case of Mr. Mosca, a prorated portion of a notional target amount equal to 100% of his annual base salary) was paid to such officers at the closing of the asset sale, as follows:
Mr. Mosca: $156,398; Mr. Appel: $96,823; Mr. Malvasio: $80,040; Ms. O'Connor:
$30,457; and Mr. Petrillo: $30,446. Each executive officer is also entitled to continuance of his health care, dental, disability and group-term and life insurance benefits for prescribed periods.

         Robert Clements, chairman of our board, received a special bonus of $300,000 upon the consummation of the asset sale.

         Under the asset purchase agreement we entered into with Folksamerica, we were required to offer to retain our employees (other than senior executives) to work at our offices for up to a 60-day period following the closing of the transaction in order to help facilitate the transition of our reinsurance business to Folksamerica. Folksamerica reimbursed us for the costs of retaining these employees during this 60-day period until these employees were terminated by Folksamerica. We amended our change in control arrangements covering employees of the level of vice president and below to comply with this obligation. Immediately upon the involuntary termination (other than for cause) or, only in the case of officers, constructive termination, of any such employee within specified periods following the closing of the asset sale, the employee would be entitled to a payment equal to a specified multiple of the sum of such employee's annual base salary and target annual bonus. The specified multiple is 2.0 for senior vice presidents, 1.5 for vice presidents,
1.0 for other officers, and 0.5 for non-officers. All such payments may not exceed an amount that would trigger the payment of excise taxes, and employees below the level of senior vice president receive the payments in monthly installments and have a duty to mitigate such payments by seeking new employment. In addition, upon termination of any such employee's employment following a change in control other than for cause, we will pay to such employee a prorated portion of his or her target annual bonus and continue health care, dental, disability and group-term and life insurance benefits for prescribed periods.

         Employees who are covered by these change in control arrangements are subject to provisions regarding non-solicitation of employees and customers for a period of one year following termination of employment. In addition, all such employees are subject to provisions regarding non-disclosure of confidential and proprietary information. All such non-solicitation and non-disclosure provisions apply whether or not a change in control has occurred.

         "CHANGE OF CONTROL" means the occurrence of any of the following:

          o a third party, other than Marsh & McLennan Risk Capital Holdings, Ltd. or The Trident Partnership, L.P. (or, with respect to the arrangements adopted in 1996 and amended in 1999, XL Capital) (collectively, the "Initial Investors"), obtains beneficial ownership of 35% or more of our voting securities;

          o an Initial Investor's beneficial ownership increases to 50% or more of our voting securities;

          o the incumbent directors (or their board-approved successors) cease to constitute a majority of the board;

          o a merger, consolidation, recapitalization, liquidation, sale or reorganization of our company, unless at least 60% of the voting securities of the surviving entity are held by our former shareholders in substantially similar proportion to their share ownership in us immediately prior to the transaction; or

          o    the board resolves that a change in control has occurred.

         "CONSTRUCTIVE TERMINATION" means the occurrence, with respect to any executive officer, of any of the following:

          o the assignment of duties and responsibilities inconsistent in any material and adverse respect with such officer's position or a significant diminution in his or her duties or responsibilities; provided, however, that "constructive termination" will not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of our company no longer being a publicly traded entity, and does not involve any other event set forth in this definition;

          o    a reduction in such officer's base salary or bonus opportunity;

          o the requirement that such officer work at a location outside of Fairfield County, Connecticut or Westchester County, New York;

          o the failure to provide such officer with benefits and incentive compensation opportunities at least as favorable, in the aggregate, as the benefits and incentive compensation opportunities available to such officer immediately prior to a change in control; or

          o the failure to secure the agreement of any successor corporation or other entity to our company to fully assume our obligations under the arrangements described above.

         There are no continuing change in control arrangements with our present officers and employees except with Messrs. Clements, Appel and Petrillo, as described below.

         In connection with his retention as chairman of the board, we entered into a change in control arrangement with Mr. Clements which provides that upon involuntary termination (other than for cause) or constructive termination within 24 months following a change in control, Mr. Clements would be entitled to a payment equal to 2.99 times the sum of his annual compensation plus his bonus for the previous year. In addition, upon termination of his services as chairman following a change in control, we will pay him a prorated portion of his bonus for the previous year. If prior to a change in control the board of directors determines to terminate Mr. Clements' services as chairman of the board for any reason, this change in control arrangement will terminate, whether or not a change in control is then contemplated.

         In connection with his employment as president and chief executive officer, we entered into a new change in control arrangement with Mr. Appel which provides benefits determined using formulas similar to those described above (with respect to the change in control arrangements adopted in 1996 and amended in 1999) if his employment is involuntarily or constructively terminated within 24 months following a change of control, except that the applicable multiple would be 2.99 and, for purposes of calculating payments under these arrangements, target annual bonus is the average annual bonus paid to Mr. Appel for the three years immediately preceding his employment termination (or such shorter period Mr. Appel has been president and chief executive officer), subject to a minimum amount equal to his annual base salary in effect on the change in control date (or the termination date, if higher). If prior to a change in control the board of directors determines to terminate Mr. Appel's services as president and chief executive officer for any reason, this change in control arrangement will terminate, whether or not a change in control is then contemplated.

         In connection with his employment as general counsel and secretary, we entered into a new change in control arrangement with Mr. Petrillo which provides that upon involuntary termination (other than for cause) or constructive termination within 24 months following a change in control, Mr. Petrillo would be entitled to a payment equal to 2.0 times the sum of his annual base salary and target annual bonus. In addition, upon termination of his employment following a change in control, we will pay him a prorated portion of his target annual bonus for such year and continue health care, dental, disability and group-term and life insurance benefits for 24 months.

DIRECTOR COMPENSATION

         For the 1998-1999 annual period, each non-employee member of our board of directors received an annual cash retainer fee in the amount of $25,000. Commencing with the 1999-2000 annual period, each non-employee director is entitled, at his option, to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director is equal to 120% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives from the company a meeting fee of $1,000 for each board or committee meeting attended. In addition, each non-employee director serving during 2000 as chairman of the (1) executive committee or compensation committee received an annual fee of $3,000 and (2) audit committee received an annual fee of $5,000. All non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board or committees. Directors who are also employees of the company or its subsidiaries receive no cash compensation for serving as directors or as members of board committees.

         Pursuant to our long-term incentive and share award plans, upon joining the board, each non-employee director receives an option to purchase 300 common shares at an exercise price per share equal to the then market price of a common share. Our plans also provide for automatic annual grants to non-employee directors of options to purchase common shares on January 1 of each year. Commencing January 1, 2000, the amount of shares covered by this annual grant was increased from 500 to 1,500 shares.

         For performance during 2000, Robert Clements, chairman of our board of directors, received a bonus of $250,000 in our common shares, or 16,667 shares (based on the closing market price of our common shares on January 30, 2001), and 20,000 unvested restricted shares that will vest in four equal annual installments commencing on January 30, 2002. In addition, in connection with his retention as chairman of the board, Mr. Clements received $200,000 in restricted shares, or 12,500 shares (based on the closing market price of the company's common shares on May 5, 2000), which vested on January 1, 2001. Please also refer to "-- Change in Control Arrangements" above. Further, we have entered into an agreement with Mr. Clements, under which he will receive compensation at an annual rate equal to one-half of the salary of the company's president, payable in restricted shares that vest on January 1 of the following year. For 2000, under this formula, he received 11,718 restricted shares ($187,500 divided by $16, the closing market price of our common shares on May 5, 2000), which vested on January 1, 2001. If Mr. Clements's service as chairman of our board is terminated for any reason, he will be entitled to receive an amount equal to a prorated portion of his compensation for that year. Mr. Clements is also eligible to receive a cash bonus at the discretion of the compensation committee. In connection with these arrangements, Mr. Clements waived his right to receive any non-employee director compensation.

         In January 2001, we engaged W. Marston Becker, a member of our board of directors and chairman of Hales & Company, our subsidiary, as an advisor, to assist us in sourcing and evaluating acquisition opportunities and monitoring our portfolio companies. In connection with these arrangements, Mr. Becker receives $200,000 per year. The arrangements may be terminated by either us or Mr. Becker upon 30 days' notice. In addition, on January 30, 2001, in connection with his services as chairman of Hales, we granted to Mr. Becker (1) a stock option to purchase 50,000 common shares at an exercise price of $15 per share (the closing price on the grant date), which option will vest in four equal annual installments commencing on January 30, 2002, and (2) a stock option to purchase 50,000 common shares at an exercise price of $15 per share, which option will vest on January 1, 2009, subject to earlier vesting in two equal installments if our common shares trade at (1) $22 per share for 20 out of 30 consecutive trading days and (2) $28 per share for 20 out of 30 consecutive trading days, respectively.

REPORT OF THE COMPENSATION AND STOCK AWARDS COMMITTEES OF THE BOARD OF DIRECTORS

         The compensation and stock awards committees of our board of directors are responsible for developing and making recommendations to the board with respect to all matters related to the compensation of our executive officers and establish overall compensation policies for our employees. The following report summarizes the company's compensation policies for 2000.

         COMPENSATION PHILOSOPHY

         The company's compensation program is designed to attract and retain executives who will contribute to the company's long-term success, to reward executives for achieving both short and long-term strategic company goals, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions and company performance.

         The principal components of our compensation program are base salary, annual performance bonus and stock-related incentives. In determining the amount and form of executive compensation, the compensation committee considers the competitive market for senior executives, the executive's role in the company's achieving its business objectives and the company's overall performance. As the executive's level of responsibility increases, a greater portion of potential total compensation opportunity may be based on corporate performance.

         BASE SALARY

         Base salaries reflect individual positions, responsibilities, experience and potential contribution to the success of the company. Actual salaries vary according to the compensation committee's subjective assessment of a number of factors in its review of base salaries of company executives. The compensation committee periodically evaluates each individual's job responsibilities and related compensation, and compares cash compensation practices to peer groups and other relevant compensation data to ensure that the company's compensation structure is consistent with its compensation philosophy. Base salary increases are based on individual and corporate performance and may reflect market and cost-of-living increases.

         ANNUAL PERFORMANCE BONUS

         Annual bonuses are based on corporate performance for the prior year and an evaluation of each employee's respective contribution to the performance of the company. As an employee's responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.

         Target performance bonus opportunities are generally established for all employees (other than the president) upon the commencement of employment and are periodically reviewed by the compensation committee. An individual's target performance bonus opportunity is expressed as a percentage of base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the company as a whole. There is no predetermined weight given to specific performance criteria. Rather, the compensation committee's evaluation involves a subjective balancing of the various measures of performance.

         LONG-TERM INCENTIVE COMPENSATION

         Our stock-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the stock price increases. Due to the variability of the stock price, stock options, restricted shares and other share-based awards, which comprise a significant portion of executive compensation, are dependent upon our overall results and how the company is perceived by its shareholders and the marketplace. Options awarded to executives are granted at 100% of the market value of the shares on the date of grant. Generally, stock-based awards become exercisable or vest over a relatively long period, motivating executives to remain with the company and sustain high corporate performance in order to increase the value of such awards.

         Stock-based compensation grant levels and awards are reviewed and determined each year by the stock awards committee. Grants of stock-based compensation are determined on the basis of a number of factors, including (1) competitive total compensation and long-term incentive grant levels as determined in the market, (2) the company's stock ownership objectives and (3) both corporate and individual performance.

         Stock-based awards granted to the named executive officers during 2000 are summarized above under the captions "--Summary Compensation Table," "--Option Grants in Last Fiscal Year" and "--CEO Compensation." To the extent permitted by law, the stock awards committee generally grants a portion of each award in the form of an incentive stock option ("ISO"). ISOs provide an employee more favorable tax treatment than non-qualified stock options if the employee retains the shares received upon exercise of ISOs for certain prescribed holding periods. The stock awards committee believes that granting ISOs will encourage the officers to continue to hold the shares received upon exercise of the options and will thereby create additional incentives for such officers to further the growth, development and success of the company.

         CEO COMPENSATION

         Upon the closing of the sale of our reinsurance operations to Folksamerica Reinsurance Company on May 5, 2000, Peter Appel, formerly executive vice president, chief operating officer and general counsel of the company, replaced Mark Mosca as president and chief executive officer. Mr. Mosca has continued as a director on our board. During 2000, Mr. Appel's base salary of $375,000 remained at the same level as in 1999, and his cash bonus was $500,000. For performance during 2000, he also received 50,000 restricted shares, which vest in four equal annual installments commencing on January 30, 2002. See "--Summary Compensation Table," "--Option Grants in Last Fiscal Year," and "--Employment Agreements and Termination of Employment Arrangements" for a description of additional stock-based awards granted to Mr. Appel in April 2000 in connection with his retention as president and chief executive officer. In determining Mr. Appel's total compensation, the quantitative and qualitative criteria described above were applied. From January 1 through May 5, 2000, Mr. Mosca received base salary in the amount of $160,000, and he did not receive any stock-based compensation. See "--Change in Control Arrangements" for a description of certain payments made to Mr. Appel and Mr. Mosca upon the closing of the asset sale.

         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

         Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductible amount of annual compensation paid to the chief executive officer and four other most highly compensated executive officers to no more than $1,000,000 each. Since the company will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of the company if it employs the chief executive officer or one of the four other most highly compensated executive officers. Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. The company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the compensation and stock awards committees believe that their primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the company's success. Consequently, the compensation and stock awards committees recognize that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The compensation and stock awards committees will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                           ---------------------------

         This report of the compensation and stock awards committees and the Performance Graph immediately following will not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent it shall be specifically incorporated, and shall not otherwise be deemed filed under such Acts.

                                            COMPENSATION COMMITTEE

                                            MICHAEL P. ESPOSITO, JR. (CHAIRMAN)
                                            IAN R. HEAP
                                            ROBERT F. WORKS



                                            STOCK AWARDS COMMITTEE

                                            IAN R. HEAP (CHAIRMAN)
                                            ROBERT F. WORKS

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on our common shares for each of the last five years through December 31, 2000 to the cumulative total return, assuming reinvestment of dividends, of (1) Standard & Poor's 500 Composite Stock Index ("S&P 500 Index"), (2) a peer group (the "Old Peer Group") of companies relating to the company's reinsurance business which was sold on May 5, 2000 (consisting of the following domestic broker-market reinsurers: Everest Reinsurance Holdings, Inc., Transatlantic Holdings, Inc. and Trenwick Group Ltd.), and (3) the Nasdaq Insurance Index. The share price performance presented below is not necessarily indicative of future results.

         As a result of the sale of our reinsurance operations on May 5, 2000 and recent changes in our company, we believe that the Old Peer Group, which appeared in our 2000 annual meeting proxy statement, should be replaced by the Nasdaq Insurance Index in order to reflect a more appropriate basis on which to compare shareholder return in the future.


                   CUMULATIVE TOTAL SHAREHOLDER RETURN (1)(2)

                              [LINE CHART OMITTED]


COMPANY NAME/INDEX                  12/31/95     12/31/96     12/31/97     12/31/98     12/31/99    12/31/00
                                 ----------------------------------------------------------------------------
ARCH CAPITAL GROUP LTD.              $100.00       $82.89       $95.19       $93.05       $54.01      $64.17
S&P 500 INDEX                        $100.00      $122.96      $163.98      $210.85      $255.21     $231.98
NASDAQ INSURANCE INDEX               $100.00      $113.99      $167.26      $149.02      $115.59     $145.16
OLD PEER GROUP                       $100.00      $112.26      $154.15      $154.15      $126.51     $235.05


(1)  Stock price appreciation plus dividends.

(2) The above graph assumes that the value of the investment was $100 on December 31, 1995. The closing price for our common shares on December 29, 2000 (I.E., the last trading day in 2000) was $15.00.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The audit committee of our board of directors has reviewed and discussed the consolidated financial statements of the company and its subsidiaries to be set forth in Item 8 of the company's annual report on Form 10-K for the year ended December 31, 2000 with management of the company and PricewaterhouseCoopers, independent accountants for the company.

         The audit committee has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, which includes, among other items, matters relating to the conduct of an audit of the company's financial statements.

         The audit committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers their independence from the company.

         Based on the review and discussions with management of the company and PricewaterhouseCoopers referred to above, the audit committee has recommended to the board of directors that the company publish the consolidated financial statements of the company and subsidiaries for the year ended December 31, 2000 in the company's annual report on Form 10-K for the year ended December 31, 2000.

         The members of the audit committee are independent as defined in the applicable regulations of The Nasdaq Stock Market, and the committee is governed by a charter which is included as APPENDIX A.

         This report of the audit committee will not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent it shall be specifically incorporated, and shall not otherwise be deemed filed under such Acts.

                                                 AUDIT COMMITTEE

                                                 LEWIS L. GLUCKSMAN (CHAIRMAN)
                                                 THOMAS V. A. KELSEY
                                                 ROBERT F. WORKS

AUDIT FEES

         The aggregate fees billed to the company for the fiscal year ended December 31, 2000 by the company's principal independent accounting firm, PricewaterhouseCoopers, are as follows:


         Audit fees                                   $119,970 (1)
         Financial information systems
           design and implementation fees                    0
         All other fees                                672,308 (2)(3)
                                                      -----------------------
         Total                                        $792,278
                                                      =======================

(1) Fees for the calendar year 2000 audit and the reviews of Form 10-Q were $119,970, of which an aggregate amount of $48,970 has been billed during 2000.

(2) Includes fees for consulting services in connection with our reorganization ($220,554), non-recurring services in connection with the XL Capital share repurchase and the sale of our reinsurance operations ($345,891), due diligence assignments, tax return preparation and other tax consulting ($105,863, in the aggregate).

(3) The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers' independence.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information available to us as of April 26, 2001 with respect to the ownership of our common shares by (1) each person known to us to be the beneficial owner of more than 5% of our outstanding shares, (2) each director of the company, (3) each executive officer of the company and (4) all of our directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Please refer to "The Annual Meeting--Limitation on Voting" above for a description of certain limitations on voting rights included in our bye-laws, which are intended to prevent ACGL from being characterized as a controlled foreign corporation.


                                                                                  RULE 13D-3
              NAME AND ADDRESS                      NUMBER OF SHARES              PERCENTAGE            FULLY-DILUTED
            OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)           OWNERSHIP(1)           PERCENTAGE(2)
            -------------------                  ---------------------           ------------           -------------
Marsh & McLennan Risk Capital
  Holdings, Ltd. (3)....................                2,301,022                   16.8%                  21.8%
  1166 Avenue of the Americas
  New York, New York 10036

EQSF Advisers, Inc. and
  M.J. Whitman Advisers, Inc. (4).......                1,853,695                   14.4                    9.9
  767 Third Avenue
  New York, New York 10017

The Trident Partnership, L.P. (5) ......                1,636,079                   11.5                    8.8
 Craig Appin House
  8 Wesley Street
  Hamilton, HM11, Bermuda

Merrill Lynch & Co., Inc. (6)...........                1,541,000                   12.0                    8.2
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10381

Artisan Partners Limited                                1,168,000                    9.1                    6.3
  Partnership (7).......................
  1000 North Water Street, #1770
  Milwaukee, Wisconsin 53202

Beck, Mack & Oliver LLC (8).............                1,121,100                    8.7                    6.0
  330 Madison Avenue
  New York, New York 10017

Steinberg Asset Management Co.,
  Inc. (9)..............................                1,082,554                    8.4                    5.8
  12 East 49th Street
  New York, New York 10017

Franklin Resources, Inc. (10)...........                  842,700                    6.6                    4.5
  777 Mariners Island Boulevard
  San Mateo, California 94404


                                                                                  RULE 13D-3
              NAME AND ADDRESS                      NUMBER OF SHARES              PERCENTAGE            FULLY-DILUTED
            OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)           OWNERSHIP(1)           PERCENTAGE(2)
            -------------------                  ---------------------           ------------           -------------

 Crabbe Huson Group, Inc. (11)...........                 809,887                    6.3                    4.3
   121 SW Morrison, Suite 1400
   Portland, Oregon  97204
Robert Clements (12)....................                  463,942                    3.5                    3.3
Peter A. Appel (13).....................                  398,971                    3.0                    2.1
W. Marston Becker (14)..................                        *                     *                      *
Michael P. Esposito, Jr. (15)...........                   11,279                     *                      *
Lewis L. Glucksman (15).................                    5,304                     *                      *
Ian R. Heap (15)........................                    8,775                     *                      *
Thomas V. A. Kelsey (15)................                   10,029                     *                      *
Mark D. Mosca (16)......................                  455,471                    3.6                    2.4
Robert F. Works (15)....................                    5,779                     *                      *
Debra M. O'Connor (17)..................                   49,762                     *                      *
Louis T. Petrillo (18)..................                   38,716                     *                      *
All directors and executive officers
(11 persons)............................                1,448,028                   10.5%                   9.4%

-----------

*    Denotes beneficial ownership of less than 1.0%.

(1) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), amounts shown under "Number of Shares Beneficially Owned" and "Rule 13d-3 Percentage Ownership" include common shares that may be acquired by a person within 60 days of the date hereof. Therefore, "Rule 13d-3 Percentage Ownership" has been computed based on (1) 12,828,879 common shares actually outstanding as of April 26, 2001 and (2) common shares that may be acquired within 60 days of the date hereof upon the exercise of options and warrants held by the person whose Rule 13d-3 Percentage Ownership is being computed.

(2) Amounts shown under "Fully-Diluted Percentage" in the above table have been computed based on 12,828,879 common shares actually outstanding as of April 26, 2001 and common shares that may be acquired upon the exercise of all outstanding options and warrants (whether or not such options and warrants are exercisable within 60 days). As of April 26, 2001, there were an aggregate of 5,861,455 common shares issuable under outstanding warrants and options as follows: (1) Class A Warrants to purchase an aggregate of 2,531,079 common shares (the "Class A Warrants"), (2) Class B Warrants to purchase an aggregate of 1,920,601 common shares (the "Class B Warrants"), and (3) options to purchase an aggregate of 1,409,775 common shares. The Class A Warrants are immediately exercisable at $20 per share and expire on September 19, 2002. The Class B Warrants are exercisable at $20 per share at any time after our common shares have traded at or above $30 per share for 20 out of 30 consecutive trading days and expire on September 19, 2005.

(3) Amounts include (1) 1,395,625 common shares owned directly by Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH") and (2) 905,397 common shares issuable upon the exercise of Class A Warrants held by MMRCH. "Fully-Diluted Percentage" also reflects 1,770,601 common shares issuable upon the exercise of Class B Warrants held by MMRCH, which warrants are not currently exercisable within 60 days of the date hereof. Based upon a Schedule 13D, dated November 7, 1996, filed with the SEC by Marsh
     & McLennan Companies, Inc. Please refer to "The Annual Meeting--Limitation on Voting" above for a description of certain limitations on voting rights included in our bye-laws.

(4) Based upon a Schedule 13G dated March 14, 2001, filed with the SEC jointly by EQSF Advisers, Inc. and M.J. Whitman Advisers, Inc. ("MJWA"), each an investment advisor, and Martin J. Whitman. In the Schedule 13G, EQSF reported that it has sole voting power and sole dispositive power with respect to 923,500 common shares and MJWA reported that it has sole dispositive power with respect to 930,195 common shares and sole voting power with respect to 609,595 common shares. Please refer to "The Annual Meeting--Limitation on Voting" above for a description of certain limitations on voting rights included in our bye-laws.

(5) Amounts include (1) 250,000 common shares owned directly by The Trident Partnership, L.P. and (2) 1,386,079 common shares issuable upon the exercise of Class A Warrants held by Trident. Based upon a Schedule 13D, dated March 27, 1998, filed with the SEC by Trident. Please refer to "The Annual Meeting--Limitation on Voting" above for a description of certain limitations on voting rights included in our bye-laws.

(6) Based upon a Schedule 13G dated February 5, 2001, filed with the SEC jointly by Merrill Lynch & Co., Inc., a parent holding company, and Merrill Lynch Global Allocation Fund, Inc., a registered investment company (collectively, "Merrill"). In the Schedule 13G, Merrill reported that it has shared voting power and shared dispositive power with respect to 1,541,000 common shares. Please refer to "The Annual Meeting--Limitation on Voting" above for a description of certain limitations on voting rights included in our bye-laws.

(7) Based upon a Schedule 13G dated February 9, 2001, filed with the SEC by Artisan Partners Limited Partnership and certain of its affiliates (collectively, "Artisan"). In the Schedule 13G, Artisan reported that it has sole voting power and sole dispositive power with respect to 1,168,000 common shares beneficially owned by one or more discretionary clients of Artisan.

(8) Based upon a Schedule 13G dated January 18, 2001, filed with the SEC by Beck, Mack & Oliver LLC, an investment advisor. In the Schedule 13G, Beck reported that it has shared dispositive power with respect to 1,121,100 common shares beneficially owned by its clients.

(9) Based on Schedule 13G dated February 14, 2001, filed with the SEC jointly by Steinberg Asset Management Co., Inc. ("SAMC"), an investment adviser, and Michael A. Steinberg & Co., Inc., a broker-dealer. In the Schedule 13G, SAMC reported that it has sole voting power with respect to 572,800 common shares and sole dispositive power with respect to 1,082,554 common shares, and Steinberg & Co. reported that it has sole dispositive power with respect to 2,500 common shares.

(10) Based upon a Schedule 13G dated January 26, 2001, filed with the SEC by Franklin Resources, Inc. and certain of its affiliates (collectively, "FRI"). In the Schedule 13G, FRI reported that it has sole voting power and sole dispositive power with respect to 842,700 common shares beneficially owned by one or more managed accounts which are advised by investment advisory subsidiaries of FRI.

(11) Based upon a Schedule 13G dated February 3, 2000, filed with the SEC by the Crabbe Huson Group, Inc., an investment advisor. In the Schedule 13G, Crabbe Huson reported that it has shared voting power with respect to 774,287 common shares and shared dispositive power with respect to 809,887 common shares beneficially owned by its clients.

(12) Amounts include (1) 113,689 common shares owned directly by Mr. Clements (32,500 of which shares are subject to vesting), (2) Class A Warrants to purchase 200,000 common shares, (3) 55,650 common shares issuable upon exercise of immediately exercisable options and (4) 55,000 common shares and Class A Warrants to purchase 39,603 common shares beneficially owned by Taracay Investors, a general partnership, the general partners of which consist of Mr. Clements and members of his family. Mr. Clements is the managing partner of Taracay. "Fully-Diluted Percentage," also includes (1) 51,475 common shares subject to stock options and (2) 107,198 common shares issuable upon the exercise of Class B Warrants, which are not currently exercisable within 60 days of the date hereof.

(13) Amounts include (1) 133,171 common shares owned directly by Mr. Appel (83,333 of such shares are subject to vesting) and (2) 265,800 shares issuable upon exercise of immediately exercisable options.

(14) "Fully-Diluted Percentage" includes 100,000 common shares issuable upon exercise of stock options granted to Mr. Becker that are not currently exercisable within 60 days hereof. See "--Director Compensation" above.

(15) Amounts include 3,300 common shares (in the case of Messrs. Kelsey and Works, 3,050 and 1,800 shares, respectively) of common shares issuable upon exercise of immediately exercisable options. "Fully-Diluted Percentage" also includes 1,500 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(16) Amounts include (1) 143,071 common shares owned directly by Mr. Mosca and
     (2) 312,400 common shares issuable upon exercise of immediately exercisable options. "Fully-Diluted Percentage" also includes 1,500 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(17) Amounts include (1) 13,262 common shares owned directly by Ms. O'Connor and
     (2) 36,500 common shares issuable upon exercise of immediately exercisable options. "Fully-Diluted Percentage" also includes 17,500 common shares issuable on exercise of stock options that are not currently exercisable within 60 days hereof.

(18) Amounts include (1) 8,416 common shares owned directly by Mr. Petrillo (5,000 of such shares are subject to vesting) and (2) 30,300 common shares issuable upon exercise of immediately exercisable options. "Fully-Diluted Percentage" also includes 17,500 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EQUITY ADVISORY AGREEMENT

         We have an investment advisory agreement with MMC Capital ("MMC Capital") for management of our portfolio of equity securities (including convertible securities) that are publicly traded ("Public Portfolio") and a portion of our portfolio of privately held equity securities, primarily in issuers engaged in or providing services to, the insurance and reinsurance businesses ("Private Portfolio"). Neither the Public Portfolio nor the Private Portfolio includes "strategic investments" over which we have operational control. However, if MMC Capital brings us an investment which we choose to make as a "strategic investment", we will pay MMC Capital a finder's fee of 1% of the investment; if we and MMC Capital agree to MMC Capital providing more extensive services than as a finder, a further fee would be negotiated. The Private Portfolio includes equity securities which do not have a readily ascertainable market or are subject to certain trading restrictions. MMC Capital's direct parent, Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH"), owns 1,395,625 shares, or approximately 10.9% of our outstanding common shares, and Class A warrants and Class B warrants to purchase 905,397 and 1,770,601 common shares, respectively.

         Effective July 1, 1999, we amended our investment advisory agreement with MMC Capital. Pursuant to the amended agreement, which has a term of four years (subject to renewal or early termination under certain circumstances), MMC Capital provides us with investment management and advisory services with respect to investments in the Private Portfolio whose value exceeds (1) $10 million during the first year of the term, (2) $15 million during the second year of the term, and (3) $20 million during the third and fourth years of the term. Under the amended agreement, we pay MMC Capital an annual fee equal to the excess of (x) 20% (previously 7.5%) of cumulative net realized gains including dividends, interest and other distributions, received on the Private Portfolio over (y) cumulative compensation previously paid in prior years on cumulative net realized gains (as defined in the agreement) on the Private Portfolio managed by MMC Capital, but we will not pay MMC Capital a management fee (previously 1.5% per annum of the quarterly carrying value of the Private Portfolio). With respect to the management of our Public Portfolio, we pay MMC Capital a fee equal to 0.50% of the first $50 million under MMC Capital's management and 0.35% of all amounts in excess of $50 million, subject to a minimum fee of $250,000 per annum (previously 0.35% for the entire Public Portfolio). The initial agreement provided for a minimum aggregate cash fee to MMC Capital of $500,000 per annum through December 31, 1997. Fees paid under the agreement during fiscal year 2000 were approximately $298,000.

         Under the amendments to our agreement with MMC Capital, we are entitled to receive from MMC Capital $1.25 million per annum during the initial four-year term, subject to certain conditions. The amount paid to us for 2000 was $1.25 million.

         We have agreed to reimburse MMC Capital for certain of its expenses in connection with services to be provided under the equity advisory agreement and indemnify MMC Capital and its affiliates with respect to certain matters related to their services.

TRIDENT II, L.P.

         On June 4, 1999, we committed to invest $25 million as a limited partner of Trident II, L.P., a partnership managed by MMC Capital. Trident II makes private equity-related investments in the global insurance, reinsurance and related industries. The fund targets investments in existing companies that are in need of growth capital or are underperforming as well as in newly formed companies. Until February 2001, the chairman of our board of directors was one of the senior principals of MMC Capital who manage Trident II.

         The term of Trident II expires in 2009. However, the term may be extended for up to a maximum of three one-year periods at the discretion of MMC Capital to permit orderly dissolution.

         During the first six years of the fund, we will pay an annual management fee, payable semi-annually in advance, equal to 1.5% of our aggregate $25.0 million commitment as well as a percentage of cumulative net gains on invested funds. After such six year period, the annual management fee will be 1.5% of the aggregate funded commitments. Through the year ended December 31, 2000, we funded our 1.93% share, or $6.8 million, of investments made by Trident II in various entities. Fees and expenses of approximately $385,000 were paid in 2000 to MMC Capital relating to its management of Trident II.

DISTRIBUTIONS INVESTORS, LLC

         As part of our acquisition on December 4, 2000 of our subsidiary, Hales & Company, we made a commitment of $1.2 million to Distributions Investors, LLC, the general partner of Distribution Partners Investment Capital, L.P., a private equity fund affiliated with Hales. With $50 million of committed capital, Distribution Partners focuses on equity investments in insurance distribution and distribution-related service companies, and its target investment amount is $3 million to $5 million.

XL CAPITAL SHARE REPURCHASE

         On March 2, 2000, we repurchased from XL Capital Ltd, then our single largest shareholder, all of the 4,755,000 common shares held by it. Under the terms of a share repurchase agreement with XL Capital, we paid $12.45 per share, or a total of $59.2 million. The per share repurchase price was determined as the lesser of (1) 85% of the average closing market price of our common shares during the 20 trading days beginning on the third business day following public announcement of the share repurchase and asset sale (January 21, 2000), which was $14.65, and (2) $15. We paid XL Capital the consideration for the repurchase with: our interest in privately held LARC Holdings, Ltd. (parent of Latin American Reinsurance Company Ltd.), valued at $25 million (which was carried by us at $24 million at December 31, 1999); and all of our interest in Annuity and Life Re (Holdings), Ltd., valued at $25.38 per share and $18.50 per warrant, or $37.8 million in the aggregate (which was carried by us at $38.2 million at December 31, 1999). XL Capital paid us in cash the difference (equal to $3.6 million) between our repurchase price and the value of our interests in LARC Holdings and Annuity and Life Re. The value per share of Annuity and Life Re was determined by taking the average of the closing price of Annuity and Life Re shares for the same period used in determining the repurchase price of our shares. The value of the warrants was determined using a Black Scholes methodology.

OTHER TRANSACTIONS

         Commencing in 1996, we subleased office space to MMC Capital for a term expiring in October 2002. In addition, commencing in 1997, we subleased approximately 6,000 square feet of the office space to another tenant for a term expiring in October 2002. Effective March 31, 2000, the sublease with this tenant was terminated, and MMC Capital has assumed the 6,000 square feet of space and is responsible for the costs associated with the space. Future minimum rental income under the remaining term of our sublease with MMC Capital, exclusive of escalation clauses and maintenance costs, will be $1,891,000. Rental income paid by MMC Capital to us for 2000 was $636,000. In 2000, MMC Capital also reimbursed us approximately $92,000 for MMC Capital's pro rata share of costs for improvements and maintenance under the sublease (net of rental income allocated to MMC Capital for the 6,000 square feet of space in the amount of $22,000 for the period from January 1, 2000 to March 31, 2000).

         Pursuant to agreements among Robert Clements, MMC Capital and MMRCH, and in recognition of services provided by Mr. Clements to MMC Capital, our equity investment advisor, MMRCH transferred to Mr. Clements Class A Warrants to purchase 200,000 common shares in September 1996 and Class B Warrants to purchase 150,000 common shares in June 1998. The rights to certain of these warrants were subsequently transferred by Mr. Clements to members of his family. See "Election of Directors" and "--Equity Advisory Agreement."

         Lewis L. Glucksman, a member of our board, is an Advisory Director and former Vice Chairman of Salomon Smith Barney Holdings Inc., an affiliate of which served as lead underwriter for our initial public offering and performs investment banking services for us from time to time.

         Graham B. Collis, nominated as a director of certain of our non-U.S. subsidiaries (see "Election of Subsidiary Directors" below), is partner in the law firm of Conyers Dill & Pearman, which provides legal services to the company and its subsidiaries.

         In April 1996, we acquired a 33% economic interest (9.75% voting interest) in Island Heritage Insurance Company, Ltd., a Cayman Islands insurer, for an aggregate purchase price of $4.5 million. Certain of our directors and other investors invested in the securities of Island Heritage at the same per share price paid by us. In February 1999, we made an additional investment in Island Heritage in the amount of approximately $1.0 million.

         Prior to the sale of our reinsurance operations to Folksamerica, we engaged, in the ordinary course of our business, in insurance, investment or other transactions with XL Capital and its subsidiaries and/or subsidiaries of Marsh & McLennan Companies, Inc. (collectively, "Marsh") or companies in which Marsh has equity or other interests, including MMC Capital and Trident. MMC Capital is the investment advisor to Trident and affiliates of Marsh have invested in Trident. We have invested, and in the future may continue to invest, in entities in which Trident has invested or is investing. Prior to the asset sale, we provided reinsurance to certain of these entities. We believe that the terms of such transactions, including those described below, were no less favorable to us than could have been obtained from third parties that were not affiliated with us.

         In 2000, we assumed net premiums written from an affiliate of XL Capital and from insurance companies that are majority-owned by Trident. Affiliates of Marsh have acted as reinsurance intermediaries to us from time to time. In addition, we have utilized affiliates of Marsh as insurance brokers for our corporate insurance needs.

         At December 31, 2000, we owned common stock of XL Capital with an estimated fair value and carrying value of $22,718,000.

         In April 1998, we acquired for approximately $20 million a minority ownership interest in Annuity and Life Re (Holdings), Ltd., which investment was made concurrently with an investment by XL Capital. In November 1997, we and XL Capital formed Latin American Reinsurance Company, Ltd., which was capitalized with approximately $100 million, of which we and XL Capital contributed approximately $75 million and $25 million, respectively. Each of these two investments was transferred to XL Capital in connection with the XL share repurchase described above (see "--XL Capital Share Repurchase").

         In July 1997, we, XL Capital and another investor formed Sovereign Risk Insurance Ltd., a managing general agency in Bermuda, to provide underwriting services to the three investors for political risk insurance coverage. In June 1999, we sold our investment in Sovereign Risk to XL Capital and the other investor, and recorded a related after-tax net realized gain of $103,000. We retained an option to provide certain reinsurance on business produced by Sovereign Risk for a five-year period.

         In two separate and unrelated transactions in December 1997, we and XL Capital each acquired minority ownership interests in American Strategic Insurance Corp. and Sunshine State Insurance Company, two newly-formed Florida-based insurers. We and XL Capital each invested an aggregate of approximately $3.8 million in these two issuers. In connection with these investments, we previously provided the issuers with reinsurance prior to the sale of our reinsurance operations on May 5, 2000.

         In March 1998, we purchased for $10 million a minority ownership interest in Altus Holdings, Ltd., a new Cayman Islands company formed to provide rent-a-captive and other underwriting management services.

The balance of the $35 million of capital was contributed by Trident, XL Capital, MMRCH and members of Altus' management. The shareholders provided their capital through a combination of cash and unfunded commitments supported by letters of credit. We provided, for a fee and on behalf of Trident, the letter of credit supporting Trident's unfunded obligation. In July 1999, we and Trident funded commitments to Altus of $3.3 million and $5.8 million, respectively, and XL Capital redeemed its shares in Altus at original cost. In July 1999, Altus acquired First American (referred to below), another company in which we had made an investment. On March 23, 2001, we entered into a definitive agreement to acquire the rest of Altus for a purchase price of approximately $36 million. The transaction is contingent on obtaining applicable regulatory approvals, expiration of the applicable waiting period under Hart-Scott-Rodino Antitrust Improvements Act, and other customary closing conditions.

         In February 1997, we acquired for approximately $6.5 million a minority ownership interest in First American Financial Corporation, a Missouri-based company which underwrites specialty vehicle property and casualty coverages. In June 1998, we invested an additional $3.8 million in First American, which investment was made in connection with the purchase by Trident of an approximately 62% interest in First American. As described above, Altus acquired First American in July 1999 and we have entered into a definitive agreement to acquire Altus.

         In March 1998, we acquired for approximately $2.8 million a minority ownership interest in Arbor Acquisition Corp., a Boston-based national surplus lines and wholesale brokerage firm. Our investment was made concurrently with a minority investment by Marsh. In September 1998, we invested an additional $845,000 in Arbor. Arbor's business was sold in two transactions during 1999, and Arbor's remaining operations were substantially wound up by the end of 2000.

         In July 1997, we acquired a minority ownership interest in The ARC Group, LLC, a wholesaler of specialty insurance, for approximately $9.5 million. Our investment was made concurrently with a minority investment by Marsh.

         In December 1997, we acquired a minority ownership interest in GuideStar Health Systems, Inc., an Alabama-based managed care organization, for approximately $1,000,000. Our investment was made concurrently with an investment by Trident.

DESIGNATION OF DIRECTORS

         In connection with our initial public offering in September 1995, and subject to certain conditions, we agreed to allow (1) MMRCH to designate two nominees for election as directors and (2) Trident to designate one nominee for election as a director. We agreed to use our best efforts to cause such nominees to be elected as directors. Following the completion of our reorganization on November 8, 2000, MMRCH is no longer entitled to designate any nominee for election as a director, but is entitled to have one representative attend board meetings as an observer. Following the reorganization, Trident continues to be entitled to designate one nominee for election as a director but only so long as neither the company nor any of its subsidiaries would be deemed a "controlled foreign corporation" under the U.S. federal income tax rules; Trident does not currently have a designee serving on our board.

         Prior to the share repurchase described above (see "--XL Capital Share Repurchase"), XL Capital had the right to designate two directors, and had selected Michael Esposito, Jr. and Ian Heap as its designees. Following the share repurchase, Messrs. Esposito, Jr. and Heap have continued to serve as members of our board but no longer as XL Capital's designees.

REGISTRATION RIGHTS

         In connection with our initial public offering, and subject to certain limitations, we granted each of Trident, MMRCH and Taracay (the "Investors") the right to require us to register under the Securities Act of 1933 its warrants, common shares and common shares underlying the warrants (collectively, "Registrable Securities"). In addition, whenever we propose to register under the Securities Act any of our securities for our own account or for the account of another securityholder, the Investors are entitled, subject to certain restrictions, to include their Registrable Securities in such registration ("Piggyback Registration Rights"). We also granted Piggyback Registration Rights to Mr. Mosca with respect to certain common shares that he purchased at the time of our initial public offering. In connection with all such registrations, we are required to bear all registration and selling expenses (other than underwriting fees and commissions and the fees of any counsel for the holders participating in such registrations). Registration rights may be transferred to an assignee or transferee of Registrable Securities.

         Pursuant to a request by Trident under the foregoing registration rights, we registered for sale by Trident 1,750,000 common shares owned by Trident under a shelf registration statement which was declared effective by the SEC in September 1997. As of the date hereof, Trident has sold 1,500,000 shares pursuant to the registration statement, and continues to own 250,000 common shares and Class A Warrants to purchase 1,386,079 common shares.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common shares. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2000.


               RATIFICATION OF SELECTION OF INDEPENDENT ACCONTANTS


         The board of directors proposes and recommends that the shareholders ratify the selection of the firm of PricewaterhouseCoopers to serve as independent accountants of the company for the year ending December 31, 2001. PricewaterhouseCoopers served as the company's independent accountants from the company's inception in June 1995 to the present. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of PricewaterhouseCoopers to audit the company's consolidated financial statements for fiscal year 2001. A representative of PricewaterhouseCoopers will attend the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2001.

                        ELECTION OF SUBSIDIARY DIRECTORS

         Under our bye-laws, the boards of directors of any of our subsidiaries that is incorporated in Bermuda, and any other subsidiary designated by our board of directors, must consist of persons who have been elected by our shareholders either as (1) alternate directors of our board of directors or (2) directors of these subsidiaries. This provision is intended to prevent these subsidiaries from being characterized as controlled foreign corporations under the U.S. Internal Revenue Code, which could cause U.S. persons owning 10% or more of our shares to suffer adverse U.S. tax consequences.

         In accordance with our business plan, which is described in more detail in our annual report on Form 10-K for the year ended December 31, 2000, we have applied to form a Bermuda reinsurance subsidiary. We have also entered into an agreement to acquire Altus Holdings, Ltd., a Cayman Islands company which owns Bermuda-based subsidiaries. In addition, we are in the process of forming two Barbados subsidiaries. We may also form or acquire additional non-U.S. subsidiaries.

         The persons named below have been nominated to serve as directors of our non-U.S. subsidiaries. Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve. The voting for directors of our non-U.S. subsidiaries will be limited in the same manner as voting of our directors as described under "The Annual Meeting--Limitation on Voting."


NON-U.S. SUBSIDIARIES OTHER THAN BERMUDA
INSURANCE OR BARBADOS SUBSIDIARIES         BERMUDA INSURANCE SUBSIDIARIES           BARBADOS SUBSIDIARIES
----------------------------------         ------------------------------           ---------------------

Peter A. Appel                              Graham B. Collis                         Debra M. O'Connor
W. Marston Becker                           Joseph N. King                           Steven K. Parker
Robert Clements                             Debra M. O'Connor                        Robert C. Worme

         Peter A. Appel, age 39, has been president and chief executive officer of the Company since May 5, 2000 and a director of the company since November 1999. He was executive vice president and chief operating officer of the company from November 1999 to May 5, 2000, and general counsel and secretary of the company from November 1995 to May 5, 2000. Mr. Appel previously served as a managing director of the company from November 1995 to November 1999. From September 1987 to November 1995, Mr. Appel practiced law with the New York firm of Willkie Farr & Gallagher, where he was a partner from January 1995. He holds an A.B. degree from Colgate University and a law degree from Harvard University.

         W. Marston Becker, age 48, has been chairman of Hales since July 2000 and a director of the company since February 26, 2001. From 1996 to November 1999, Mr. Becker was chairman of the board and chief executive officer of Orion Capital Corporation, which was sold to Royal & SunAlliance in November 1999. He served as vice chairman and a director of Royal & SunAlliance, USA until December 2000. Before joining Orion in 1994 as president and chief executive officer of its subsidiary, DPIC Companies, Mr. Becker was president and chief executive officer of McDonough Caperton Insurance Group. Prior to joining McDonough Caperton in 1978, Mr. Becker started his career with the public accounting firm of Ernst & Young. Mr. Becker is a director of Trenwick Group Ltd. and McJunkin Corporation of Charleston, and also serves as an Advisory Board member of the Conning Funds, American Security Partners and International Catastrophe Insurance Managers, LLC (Icat.com).

         Robert Clements, age 68, was elected chairman and director of the company at the time of our formation in March 1995. From March 1996 to February 2001, he was an advisor to MMC Capital, Inc., with whom he served as chairman and chief executive officer from January 1994 to March 1996. Prior thereto, he served as president of Marsh & McLennan Companies, Inc. since 1992, having been vice chairman during 1991. He was chairman of J&H Marsh & McLennan, Incorporated (formerly Marsh & McLennan, Incorporated), a subsidiary of Marsh & McLennan Companies, Inc., from 1988 until March 1992. He joined Marsh & McLennan, Ltd., a Canadian subsidiary of Marsh & McLennan Companies, Inc., in 1959. Mr. Clements is a director of XL Capital Ltd, Annuity and Life Re (Holdings), Ltd. and Stockton Reinsurance Limited. He is chairman of the Board of Trustees of The College of Insurance and a member of Rand Corp. President's Council.

         Graham B. Collis, age 41, has practiced law at Conyers Dill & Pearman in Bermuda since 1992, where he has been a partner since 1995. He is a director of Coastal Caribbean Oils & Minerals Limited and Zambia Copper Investments Limited.

         Joseph N. King, age 32, has been vice president, mergers & acquisitions of Arch Capital Group (U.S.) Inc. since May 5, 2000. From 1995 to May 5, 2000, Mr. King was vice president, treaty property of the company's reinsurance subsidiary. From 1991 until 1995, Mr. King served as treaty property manager at Everest Re (formerly known as Prudential Reinsurance Company).

         Debra M. O'Connor, age 41, has been senior vice president, controller and treasurer of the company since June 9, 2000. From 1995 to June 9, 2000, Ms. O'Connor was senior vice president and controller of the company's reinsurance subsidiary. From 1986 until 1995, Ms. O'Connor served at NAC Re Corp. in various capacities, including vice president and controller. Prior to that, Ms. O'Connor was employed by General Re and the accounting firm of Coopers & Lybrand. Ms. O'Connor is a certified public accountant. She holds a B.S. degree from Manhattan College.

         Steven K. Parker, age 44, has been a managing director of VCC (Barbados) Limited, which provides operational and management services to Barbados-based companies, since 1996. He previously served as a vice president and a director of various Barbados and Cayman Islands-based subsidiaries of Cott Corporation from 1995 through 2000.

         Robert C. Worme, age 50, has practiced law at the Barbados-based law firm Fitzwilliam, Stone & Alcazar since 1978, where he has been a partner since 1980.


                SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

         All proposals of security holders intended to be presented at the 2002 annual meeting of shareholders must be received by the company not later than January 1, 2002, for inclusion in the company's 2002 proxy statement and form of proxy relating to the 2002 annual meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to Corporate Secretary, Arch Capital Group Ltd. at our executive offices, located at 20 Horseneck Lane, Greenwich, Connecticut 06830.

         For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual meeting, SEC rules permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before March 27, 2002. Notices of intention to present proposals at next year's annual meeting should be addressed to Corporate Secretary, Arch Capital Group Ltd. at our executive offices, located at 20 Horseneck Lane, Greenwich, Connecticut 06830.

         In addition, the company's bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual meeting must provide written notice of such proposal or nomination to the secretary of the company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days' notice of an annual meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). The company's bye-laws require that notices of shareholder proposals or nominations set forth certain information with respect to each proposal or nomination and the shareholder making such proposal or nomination.

         A shareholder proponent must be a shareholder of the company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.


                                           By Order of the Board of Directors,



                                           [signature logo]
                                           LOUIS T. PETRILLO
                                           Senior Vice President,
                                           General Counsel and Secretary


Shareholders are entitled to receive, upon written request and without charge, a copy of the company's annual report on Form 10-K for the year ended December 31, 2000. Please direct such requests to Corporate Secretary, Arch Capital Group Ltd. at our executive offices, located at 20 Horseneck Lane Greenwich, Connecticut 06830.

                                                                      APPENDIX A

                             ARCH CAPITAL GROUP LTD.
                             AUDIT COMMITTEE CHARTER

POLICY CONFIRMATION

         The operation and function of the Audit Committee is based on the recognition that the outside auditor for the Company is ultimately accountable to the shareholders of the Company, to the Board, and to the Audit Committee of the Company, and that the Audit Committee and Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations and the Company's Corporate Code of Conduct.

AUDITOR INDEPENDENCE CONFIRMATION

         The Audit Committee is responsible for ensuring that the outside auditor submits on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditor and the Company and that the Audit Committee is responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board take appropriate action to ensure the independence of the outside auditor.

MEMBERSHIP

         The Audit Committee shall consist of not less than three members of the Board and the composition and membership of the Audit Committee shall comply with the rules and regulations of the Securities and Exchange Commission (the "SEC") and the rules and regulations of the The Nasdaq Stock Market, Inc. (the "Nasdaq").

RESPONSIBILITIES

         The Audit Committee shall assist the Board in fulfilling its oversight responsibilities of management by reviewing:

          o    The external audit process;

          o    Financial information provided to shareholders and others;

          o    Claims and claims expenses reserves, methodology, process; and

          o The systems of internal controls, policies and procedures established by management.

The Committee shall perform the following activities:

EXTERNAL AUDIT PROCESS

o Recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants.

o Confirm and assure the independence of the independent accountants, including a review of management consulting services and related fees provided by the independent accountants.

o Consider, in consultation with the independent accountants, the audit scope and plan of the independent accountants, including their review of the Company's interim financial statements.

o Consider with management and the independent accountants, when applicable, the rationale for employing audit firms other than the principal independent accountants.

o Meet with the independent accountants and management in separate executive sessions to discuss any matters that the Committee or these groups believes should be discussed privately with the Committee.

FINANCIAL INFORMATION

o Review with management and the independent accountants at the completion of the annual audit:

     --   The Company's annual financial statements and related footnotes.

     -- The independent accountants' audit of the financial statements and their report thereon.

     -- Any significant changes required in the independent accountants' audit plan.

     -- Any serious difficulties or disputes with management encountered during the course of the audit.

     --   The accounting and valuation of privately held investments.

o Review filings with the SEC and other published documents containing the Company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

o    Review the potential effects of new and proposed accounting statements.

CLAIMS AND CLAIMS EXPENSE RESERVES

o    Review the Corporate Actuarial Report with management and the Company's
     Actuary.

o    Review the Company's reserving methodology, process and reserve adequacy.

o Meet with the independent actuary and management to review the independent actuary's report.

INTERNAL CONTROLS, POLICIES AND PROCEDURES

o    Consider and review with the independent accountants:

     -- The adequacy of the Company's internal controls, including computerized information system controls and security.

     -- Any related significant findings and recommendations of the independent accountants, together with management's responses thereto.

     -- Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

o Inquire of management and the independent accountants about significant risks or exposures, and assess the steps management has taken to minimize such risks to the Company.

o Review legal, regulatory and tax matters that may have a material impact on the Company's financial statements, related compliance policies of the Company, and programs and reports received from regulators.

o Review policies, procedures and accounting for foreign currency and hedging transactions.

o Review policies and procedures with respect to officers' expense accounts and consider the results of any review of these areas by the independent accountants.

o    Review compliance with the Corporate Code of Conduct.

ANNUAL CHARTER REVIEW

         The Audit Committee shall review this Charter at least annually and recommend any changes to be made to the Board.

WRITTEN AFFIRMATION

         If and when required by the rules and regulations of the SEC or Nasdaq, the Audit Committee shall provide in writing to the SEC or Nasdaq, as the case may be, any information required to fulfill the Company's disclosure obligations regarding the composition and operation of the Audit Committee.

                                     * * * *

                            ARCH CAPITAL GROUP LTD.

Dear shareholder,

     Please take note of the important information enclosed with this proxy. The proposals to elect directors, select our independent accountants and elect directors of our non-U.S. subsidiaries require your immediate attention and approval. This proposal is discussed in detail in the enclosed proxy materials.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

     Your vote must be received prior to the annual meeting on June 7, 2001.

     Thank you in advance for your prompt consideration of these matters.

                                                Sincerely,

                                                /s/ Louis T. Petrillo
                                                --------------------------------
                                                LOUIS T. PETRILLO
                                                Senior Vice President
                                                General Counsel and Secretary



               --Please Detach and Mail in the Envelope Provided--
--------------------------------------------------------------------------------

A /X/ PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

                                                              WITHHOLD AUTHORITY
                                                    FOR         to vote for all
                                              all nominees    nominees listed at
                                              listed at right       right
1.   To elect the nominees listed at right          /_/              /_/
     as Class III Directors of the Company
     for a term of three-years:

                                              NOMINEES:
3.   To elect the nominees listed at right    CLASS III DIRECTORS OF THE COMPANY:
     as Directors of the Company's non-U.S.   Robert Clements
     subsidiaries as descried in the proxy    Michael P. Esposito, Jr.
     statement:                               Mark D. Mosca

                                              DIRECTORS OF NON-U.S. SUBSIDIARES:
                                              Peter A. Appel      W. Marston Becker
                                              Robert Clements     Graham B. Collis
                                              Joseph N. King      Debra M. O'Connor
                                              Steven K. Parker    Robert C. Worme

2.   To ratify the selection of                    FOR       AGAINST    ABSTAIN
     PricewaterhouseCoopers as the Company's       /_/         /_/        /_/
     independent accountants for the fiscal
     year ending December 31, 2001.

(INSTRUCITON: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST AT RIGHT.)

Mark box at right if an address change or comment has      /_/
been noted on the reverse side of this card.

                            ARCH CAPITAL GROUP LTD.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the proposals set forth above.

The undersigned hereby acknowledges receipt of the proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and hereby revokes all previously granted proxies.



PLEASE BE SURE TO SIGN AND DATE THIS PROXY:


Shareholder sign here __________________ Co-owner sign here ____________________
Date______, 2001

NOTE: Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personlly. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appers, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

                            ARCH CAPITAL GROUP LTD.
          PROXY CARD FOR ANNUAL MEETING OF SHAREHOLDERS ON JUNE 7, 2001

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ARCH CAPITAL GROUP LTD. (THE "COMPANY"). The undersigned hereby appoints Robert Clements, Peter A. Appel and Louis T. Petrillo as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on April 26, 2001, or which the undersigned would otherwise be entitled to vote at the annual meeting to be held on June 7, 2001 and any adjournment thereof, upon all matters that may properly come before the annual meeting. ALL SHARES VOTABLE BY THE UNDERSIGNED WILL BE VOTED BY THE PROXIES NAMED ABOVE IN THE MANNER SPECIFIED ON THE REVERSE SIDE OF THIS CARD, AND SUCH PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

HAS YOUR ADDRESS CHANGED?

-----------------------------------------

-----------------------------------------

-----------------------------------------

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.